EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

DURECT Corporation (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our Amended and Restated Certificate of Incorporation, as amended (“Restated Certificate of Incorporation”) and our Amended and Restated Bylaws (“Restated Bylaws”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Restated Certificate of Incorporation, as amended, and our Restated Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Restated Certificate of Incorporation, our Restated Bylaws and the applicable provisions of the Delaware General Corporation Law for more information.

DESCRIPTION OF COMMON STOCK

Authorized Capital Shares

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 150,000 shares have been designated as Series A Participating Preferred Stock (“Series A Preferred Stock”). As of February 28, 2020, there were 150,000 shares of Series A Preferred Stock authorized and unissued, and there were no shares of Series A Preferred Stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock will receive common stock, or rights to acquire common stock, as the case may be.

Voting Rights

Holders of our common stock are entitled to one vote per share. We have not provided for cumulative voting for the election of directors in our Restated Certificate of Incorporation, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Our common stock is neither entitled to preemptive rights nor is it subject to redemption.

Conversion

Our common stock is not convertible into any other shares of our capital stock.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Impact of Preferred Stock

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Our Restated Certificate of Incorporation specifies the following rights, preferences, and privileges for our Series A preferred stockholders:

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Dividend Rights. Holders of shares of our Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year.

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Voting Rights. Each share of Series A Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. Except as provided in our Restated Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holder of common stock shall vote together as one class on all matters submitted to a vote of stockholders.

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Right to Receive Liquidation Distributions. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event the Company does not have sufficient assets, after payment of its liabilities and distribution to holders of preferred stock ranking prior to the Series A Preferred Stock, available to permit payment in full of the $1,000 per share amount, the amount required to be paid under Section 6(A)(1) of our Restated Certificate of Incorporation shall, subject to Section 6(B) thereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Preferred Stock or (2) subject to the provisions for adjustment set forth therein, 1,000 times the aggregate per share amount to be distributed to the holders of common stock (the greater of (1) or (2), the “Series A Liquidation Preference”). In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are fully paid and non-assessable.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “DRRX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Anti-takeover Provisions

The provisions of Delaware law and the provisions of our Restated Certificate of Incorporation and our Restated Bylaws may have the effect of delaying, deferring or preventing a change in our control.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Restated Certificate of Incorporation and Restated Bylaw Provisions. Our Restated Certificate of Incorporation and our Restated Bylaws include a number of other provisions that could deter hostile takeovers or delay or prevent a change in our control, including the following:

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult, or to discourage an attempt to obtain control of us by means of, a merger, tender offer, proxy contest or similar transaction.

These provisions may deter a hostile takeover or delay a change in control or management of the Company.